UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2006 (January 27, 2006)

TETON ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-31679	84-1482290
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

410 17th Street, Suite 1850
Denver, CO 80202-4921
(Address of principal executive offices, including zip code)

(303) 565-4600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement

On January 27, 2006, Teton Energy Corporation (“we,” “our,” or the “Company”) closed on the previously announced Acreage Earning Agreement (the “Agreement”) with Noble Energy, Inc. (“Noble”) that will, if fulfilled, enable Noble to acquire an undivided 75% working interest in leases that cover approximately 182,000 net acres, which constitute our Eastern Denver-Julesburg Basin (“DJ Basin”) project.

Under the terms of the Agreement, Noble will earn the 75% working interest in the DJ Basin project by (1) the payment of $3 million; and (2) the drilling and completion of 20 wells on or before March 1, 2007, with a minimum of 10 wells to be drilled and completed by December 31, 2006. In the event Noble fails to complete the minimum wells called for by each of these milestones, its right to drill additional oil and gas wells will terminate; however, Noble will retain an interest in the wells drilled, but without the right to drill additional wells on the portion of the drilled lease so assigned. At closing, Noble paid us $2.7 million, representing the balance of funds due under the Agreement. In addition, at closing we entered into three joint operating agreements naming Noble as the operator for various complexes in the acreage. Noble Energy will pay 100% of the costs of the initial 20 wells and will receive 75% of the net revenues during such period. Upon completion of the first 20 wells, we will split all costs associated with future drilling according to each party’s working interest percentage, or 75% to Noble and 25% to Teton.

Teton’s DJ Basin project is located in western Nebraska, along the Nebraska-Colorado border. We acquired the acreage in a series of transactions between April and June 2005. The parties initially plan to concentrate drilling efforts on the Niobrara formation.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On January 27, 2006, Teton Energy Corporation (“we,” “our,” or the “Company”) closed on the previously announced Acreage Earning Agreement (the “Agreement”) with Noble Energy, Inc. (“Noble”) that will, if fulfilled, enable Noble to acquire an undivided 75% working interest in leases that cover approximately 182,000 net acres, which constitute our Eastern Denver-Julesburg Basin (“DJ Basin”) project.

Under the terms of the Agreement, Noble will earn the 75% working interest in the DJ Basin project by (1) the payment of $3 million; and (2) the drilling and completion of 20 wells on or before March 1, 2007, with a minimum of 10 wells to be drilled and completed by December 31, 2006. In the event Noble fails to complete the minimum wells called for by each of these milestones, its right to drill additional oil and gas wells will terminate; however, Noble will retain an interest in the wells drilled, but without the right to drill additional wells on the portion of the drilled lease so assigned. At closing, Noble paid us $2.7 million, representing the balance of funds due under the Agreement. In addition, at closing we entered into three joint operating agreements naming Noble as the operator for various complexes in the acreage. Noble Energy will pay 100% of the costs of the initial 20 wells and will receive 75% of the net revenues during such period. Upon completion of the first 20 wells, we will split all costs associated with future drilling according to each party’s working interest percentage, or 75% to Noble and 25% to Teton.

Teton’s DJ Basin project is located in western Nebraska, along the Nebraska-Colorado border. We acquired the acreage in a series of transactions between April and June 2005. The parties initially plan to concentrate drilling efforts on the Niobrara formation.

Item 7.0 Regulation FD Disclosure.

On January 27, 2006, Teton Energy Corporation (“we,” “our,” or the “Company”) closed on the previously announced Acreage Earning Agreement (the “Agreement”) with Noble Energy, Inc. (“Noble”) that will, if fulfilled, enable Noble to acquire an undivided 75% working interest in leases that cover approximately 182,000 net acres, which constitute our Eastern Denver-Julesburg Basin (“DJ Basin”) project. See Items 1.01 and 2.01 for further details.

Item 8.01 Other Events.

On January 27, 2006, Teton Energy Corporation (“we,” “our,” or the “Company”) closed on the previously announced Acreage Earning Agreement (the “Agreement”) with Noble Energy, Inc. (“Noble”) that will, if fulfilled, enable Noble to acquire an undivided 75% working interest in leases that cover approximately 182,000 net acres, which constitute our Eastern Denver-Julesburg Basin (“DJ Basin”) project. See Items 1.01 and 2.01 for further details.

A press release announcing the closing of the Agreement is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description

99.1	Press Release dated January 31, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned.

Dated: January 31, 2006	TETON ENERGY CORPORATION

	By:	/s/ Karl F. Arleth
Karl F. Arleth, Chief Executive Officer and President
Title

INDEX TO EXHIBITS

Exhibit No.	Exhibit

99.1	Press Release of Teton Energy Corporation dated January 31, 2006.